UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Barnwell Industries, Inc.

(Name of Registrant as Specified in Its Charter)

__________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This filing contains a press release issued by Barnwell Industries, Inc., dated March 2, 2020.

*****

Barnwell Industries, Inc. Files Definitive Proxy and Sends Letter to Stockholders

Highlights Company’s Progress Under Current Board and Management Team’s Deliberate Leadership and Focus on Creating Long-Term Value for Stockholders

Recommends Stockholders Vote “FOR” Barnwell’s Slate of Highly Experienced Director Nominees on the WHITE Proxy Card Today

Honolulu, Hawaii – March 2, 2020 – Barnwell Industries, Inc. (“Barnwell” or the “Company”) (NYSE American: BRN) today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission and has mailed these materials and a letter to its stockholders in connection with the Company’s Annual Meeting to be held on April 3, 2020. Stockholders of record as of February 24, 2020 will be entitled to vote at the meeting.

The Barnwell Board of Directors (the “Board”) recommends that stockholders support the current Barnwell team and strategy, which is already delivering positive results, by voting the WHITE proxy card “FOR” Barnwell’s seven highly qualified director nominees, six of whom are independent.

In connection with the filing of the definitive proxy statement, Barnwell mailed a letter to stockholders. Highlights of the letter include:

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As it executes its plan to position Barnwell for success, the current Board and management team are already having a positive impact on Barnwell’s operating results and long-term value potential, as seen in the Company’s strong first quarter fiscal 2020 results.

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As a result of active management of the Company’s portfolio under its current leadership, the Company has generated over $30 million from sales of legacy assets, reduced its legacy oil & gas reclamation obligations, and paid off its debt since 2014.

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At this critical time for the Company, a group of activist stockholders, led by Ned Sherwood and Bradley Tirpak, is trying to grab control of the Company, offering no identifiable expertise in Barnwell’s businesses or alternative business plan, thus putting at peril the Company’s forward progress.

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Management has nominated a strong, refreshed board, which provides substantial industry, financial and legal expertise and is committed to maintaining Barnwell’s progress and creating value for all stockholders.

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The Sherwood/Tirpak nominees lack the relevant, diverse backgrounds Barnwell requires, duplicate or provide outdated experience compared to the Barnwell nominees, and may not be independent from Sherwood and Tirpak’s personal agenda.

The full text of the letter to stockholders follows below:

March 2, 2020

Dear Fellow Stockholder,

AT THE UPCOMING ANNUAL MEETING, YOUR VOTE ON THE WHITE PROXY CARD FOR MANAGEMENT’S NOMINEES TO THE BOARD OF DIRECTORS IS CRITICAL TO MAINTAIN BARNWELL’S PROGRESS.

Your Board of Directors and management team are committed to enhancing the value of your investment in Barnwell Industries, Inc. As you know, Barnwell was founded in 1956 in Shreveport, Louisiana, and has been engaged in oil and natural gas exploration as well as other businesses for over 63 years.

As we move through fiscal 2020, your Board and management team have been executing on their plan to position Barnwell for success in today’s dynamic oil and gas environment. We have taken deliberate steps over the last several years to restructure our Canadian operations, reduce general and administrative expenses and lay the foundation for future growth. These actions are bearing fruit and we feel optimistic that they will contribute to Barnwell’s future success and to creating stockholder value. Barnwell has successfully navigated decades of commodity price cyclicality and expects to continue to do so for the benefit of all our stockholders.

At this critical time, a group of activist stockholders, led by Ned Sherwood and Bradley Tirpak, is trying to grab control of your Company.   Yet, they have no identifiable experience or expertise in our businesses and have offered up no alternative business plan. Their only interest would seem to be gaining control of Barnwell, while paying you no consideration, so that they can pursue an undisclosed agenda for which there can be no guarantee of benefit to all stockholders.

To protect your investment in Barnwell, please vote the WHITE PROXY CARD provided from the Board “FOR” all of Barnwell’s highly qualified director nominees. Please disregard any blue proxy card you get from Ned Sherwood, Bradley Tirpak and their group. Your vote at the upcoming annual meeting of stockholders is extremely important.

THE BOARD’S PLAN IS ALREADY HAVING A POSITIVE IMPACT.

The results we recently released for our first quarter of fiscal 2020 showed an 87% improvement in revenues, 90% improvement to the bottom line and further 3% reduction in general and administrative expenses, now reduced by 35.4% over 5 years. Importantly, we remain committed to continued progress as we implement our plans to increase production and revenues and find further efficiencies to enhance returns.

Since 2014, we have generated over $30 million from sales of legacy assets, reduced our legacy oil & gas reclamation obligations, and paid off our debt. This active management of Barnwell’s portfolio reflects a deliberate effort by your Board and management to apply best-in-class capital allocation practices, while also managing risk and sector volatility – all with a goal of creating long-term stockholder value. Some highlights include:

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The acquisition of a significant asset base in the Twining field in Central Alberta in August 2018, following a years-long, disciplined search for a new investment that fit our strict criteria. We believe that there is substantial oil which can be produced at Twining through modern horizontal drilling and multi-stage fracing techniques, thereby positioning the asset as the growth engine for our exploration and production segment.

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Continued strong performance by Water Resources International, Inc., our water well-drilling subsidiary, which generated solid performance in fiscal 2019 and is positioned for an even stronger fiscal 2020. This improvement is primarily due to a new multi-well drilling contract that pays on a fixed rate per day or hour, depending upon the activity. Further, this contract included advance payments that were used to fund the purchase of a new drilling rig and ancillary equipment, which will be available for future jobs with other customers after this contract is completed. We expect significantly higher, year-over-year revenues under this contract during fiscal 2020, as well as from a backlog of $11 million of drilling, pump installation and repair contracts.

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Additionally, Barnwell has been enjoying the benefits of its 28.3% participation interest in a very productive well in the Spirit River area of Alberta. At the end of calendar year 2019, this well provided Barnwell enough oil and natural gas that, if such production profile continues, we expect to achieve payout on the capital invested therein in the second quarter of fiscal 2020. As part of Barnwell’s broad strategy to improve operations and allocate capital to long-term growth opportunities, management is currently marketing older, non-core “legacy” properties, including our interest in this well, in a brokered process.

MANAGEMENT HAS NOMINATED A STRONG, REFRESHED BOARD COMMITTED TO MAINTAINING OUR CURRENT PROGRESS AND CREATING VALUE FOR ALL STOCKHOLDERS.

We recently announced three new, highly qualified, independent director nominees, Ms. Erminia (Emi) Bossio, Mr. Peter J. O’Malley and Mr. Kenneth S. Grossman, to be elected at the Company’s upcoming annual meeting of stockholders. With the addition of the new director nominees, if elected, management’s nominees on the WHITE PROXY CARD will bring considerable industry knowledge as well as financial, corporate governance and legal expertise to the Barnwell Board:

	Independent	Board Tenure	Natural Resource- Related Experience	Other Key Relevant Experience
James S. Barnwell III Chairman	✓	8 years	over 50 years	Strategy Management
Erminia R. Bossio Director	✓	New	23 years	Canadian oil & gas Legal
Kenneth S. Grossman Director	✓	New	35 years	Legal Investing
Robert J. Inglima, Jr. Director	✓	12 years	15 years	Legal Finance
Alexander C. Kinzler Chief Executive Officer		20 years	38 years	Strategy Operations
Peter J. O’Malley Director	✓	New	26 years	Finance Strategy
Kevin K. Takata Director	✓	15 years	15 years	Legal Hawaii operations

TWO INDIVIDUAL STOCKHOLDERS ARE TRYING TO TAKE CONTROL OF YOUR COMPANY WITHOUT DISCLOSING ANY PLAN FOR THE BUSINESS OR ANY VALUE TO YOU AS STOCKHOLDERS.

Ned Sherwood and Bradley Tirpak, two dissident individual stockholders of Barnwell, and certain of their affiliated entities have nominated five dissident directors for election to your Board. However, Sherwood and Tirpak’s only interest would seem to be gaining control of your Company, while paying you no consideration, so that they can drive an undisclosed agenda. There is no indication that this agenda will benefit all stockholders.

Sherwood and Tirpak have not presented a plan for Barnwell’s long-term growth or success or even presented why they believe their nominees would help Barnwell achieve superior value creation. Rather than a plan, they have offered a list of complaints that show their lack of knowledge of the fundamentals of our business, including asset accounting in the oil and gas sector and the impact that volatile commodity prices can have on our overall valuation and stock price.

The Sherwood/Tirpak nominees are not what our stockholders need at Barnwell.  They have nominated individuals who bring less experience and less expertise than Barnwell’s director nominees.

We recommend stockholders reject the Sherwood/Tirpak nominees because they potentially put at risk the Company’s progress and long-term opportunity for the following reasons:

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The Sherwood/Tirpak nominees lack the relevant, diverse backgrounds Barnwell requires. All five dissident nominees come from finance backgrounds, with little to no operational experience. Except for one nominee, they have NO background in the oil and gas industry. The sole Sherwood/Tirpak nominee with any experience in the oil and gas industry works at a company whose stock trades over the counter for less than 6 cents per share.

Recent operating experience for at least two of the Sherwood/Tirpak nominees (Phillip J. McPherson and Douglas N. Woodrum) was at companies that sought protection from creditors either in bankruptcy or receivership. Similarly, Douglas Woodrum was appointed to the board of directors of ChinaCast Education Corporation, a company in which Ned Sherwood bought shares and then agitated for change. ChinaCast ultimately sought bankruptcy protection from creditors and ceased to operate its business while Woodrum was on the board of directors.

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The Sherwood/Tirpak nominees are not additive. They either duplicate or provide outdated experience compared to our nominees. The current Barnwell Board has strong financial and investing expertise that has helped guide the Company through the successful sale of legacy assets and our three new nominees will bring new perspectives on our businesses as well as expertise on finance, investing and the Canadian business environment.

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Sherwood and Tirpak may have a personal agenda. What guarantee do Barnwell stockholders have that Ned Sherwood, Bradley Tirpak and/or their hand-chosen nominees will act in the interest of all stockholders, rather than solely to benefit Sherwood and Tirpak?

WE ASK YOU TO CHOOSE DIRECTORS COMMITTED TO THE BEST INTERESTS OF ALL STOCKHOLDERS. DO NOT RISK UNDOING THE COMPANY’S CURRENT MOMENTUM AND THE POTENTIAL OF YOUR INVESTMENT IN BARNWELL INDUSTRIES, INC.

We remain firmly committed to the successful execution of Barnwell’s strategy. We believe the market will recognize the Company’s value and all stockholders will benefit.

WE URGE YOU TO VOTE FOR ALL OF YOUR COMPANY’S NOMINEES TO THE BOARD OF DIRECTORS BY VOTING THE WHITE PROXY CARD TODAY.

Do not vote the blue proxy sent to you by Sherwood/Tirpak. Their nominees would potentially risk the Company’s current progress and put into question its current strategy, partnerships and projects. You should discard any blue proxy card that you receive.

If you have questions or need assistance in voting your shares, please contact Morrow Sodali, our proxy solicitor using the information below.

On behalf of your Board of Directors,

James S. Barnwell III

Chairman

If you have any questions, or need assistance in voting your shares on the WHITE proxy card, please call Barnwell’s proxy solicitor:

Morrow Sodali LLC

(800) 662-5200 (toll-free in North America)

+1 (203) 658-9400 (outside of North America)

BRN@investor.morrowsodali.com

About Barnwell Industries, Inc.

Barnwell Industries, Inc. and its subsidiaries are principally engaged in oil and natural gas exploration, development, production and sales in Canada; investing in leasehold interests in real estate in Hawaii; and well drilling services and water pumping system installation and repairs in Hawaii.

Safe Harbor for Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019 and subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All forward-looking statements contained in this press release are qualified by these cautionary statements and are made only as of the date of this press release. The Company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

Investor Contact

Morrow Sodali LLC

(800) 662-5200 (toll-free in North America)

+1 (203) 658-9400 (outside of North America)

BRN@investor.morrowsodali.com

Media Contact

Gagnier Communications

Dan Gagnier / Lindsay Barber

(646) 569-5897

Barnwell@gagnierfc.com